EXHIBIT 99.1

First Cash Reports 25% Increase in Third Quarter Earnings Per Share; Same-Store Revenue Up 15% YTD

ARLINGTON, Texas, Oct. 21, 2008 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced revenue, net income and earnings per share for the three months ended September 30, 2008. Earnings from continuing operations for the quarter were $0.30 per share, an increase of 25% over the prior year, as the Company's core pawn operations continued to post significant growth in revenue and profitability. Year-to-date earnings per share from continuing operations were up 41% and same-store revenue was up 15%. As previously announced during the third quarter, the Company has classified its Auto Master automotive business unit as a discontinued operation "held for sale." Accordingly, the Company has increased its estimate of fiscal 2008 earnings from continuing operations to be in the range of $1.24 to $1.26 per share, which represents an increase of 33% to 35% over 2007 earnings from continuing operations.

Continuing Operations Highlights

 --  Diluted earnings per share from continuing operations for the third quarter of 2008 were $0.30, compared to $0.24 in the third quarter of 2007, an increase of 25%. Net income from continuing operations for the third quarter of 2008 was $8.9 million.

 --  Year-to-date diluted earnings per share from continuing operations were $0.90, an increase of 41%, compared to $0.64 in the nine months ended September 30, 2007. Net income from
     continuing operations for the nine months ended September 30,
     2008 was $27.4 million.

 --  Year-to-date same-store revenue in the Company's pawn and short-term loan stores increased 15% over the comparable
     prior-year period, while same-store revenue for the current quarter increased 13%.

 --  Total revenue from continuing operations year-to-date was $242 million, an increase of 21% over prior year-to-date results.
     Total third quarter revenue grew by 17% compared to 2007.

 --  Pawn revenue represented 78% of total current quarter and year-to-date revenue. In Mexico, pawn revenue increased by 40%
     year-to-date and 34% for the quarter, a result of both continued
     store expansion and strong same-store revenue growth in existing stores. In the U.S., which has a fully-mature store base, total pawn revenue grew by 12% year-to-date and 9% during the quarter.

 --  All major components of pawn store revenue reflected strong growth trends for both the quarter and year-to-date periods. Pawn service charge revenue increased by 23% for both the quarter and year-to-date periods, while pawn merchandise sales grew by 23%
     and 28%, respectively.

 --  Short-term loan service fees continue to grow, especially in the
     Company's CashYa! stores in Mexico. The growth rate was lower in the U.S., where the Company slowed new store openings in 2008. As a result, year-to-date short-term loan revenue increased by a net of 3%, while third quarter results were up 1%. The third quarter results were impacted by Hurricane Ike, which significantly reduced revenue and profitability in approximately 40 short-term loan stores in Texas.

Operating Metrics

 --  Consolidated store-level operating margins in the pawn and short-term loan stores were 27% year-to-date, a slight increase over the 26% margin for the comparable prior-year period.

 --  Pawn receivable balances increased by 24% compared to 2007, which represented an acceleration of growth when compared to a 21%
     growth rate in the prior sequential quarter ending June 30, 2008.
     The increase in September quarter-end balances was comprised of a
     38% increase in pawn balances in the Mexico stores and a 14%
     increase in the fully-mature U.S. pawn stores.

 --  The gross margin on retail pawn merchandise sales increased to
     45% for both the quarter and year-to-date, compared to the prior-year margin of 44% for both the quarter and year-to-date.
     The margin on wholesale scrap jewelry sales was 36% for the quarter and 38% year-to-date, compared to the prior-year margin of 31% for the quarter and 33% year-to-date.

 --  The short-term loan credit loss provision improved during the current quarter, decreasing to 30% of fees, compared to 33% in the prior-year quarter. Sales of charged-off accounts, which reduce the credit loss provision, were approximately $200,000 for the quarter compared to $300,000 in the prior-year quarter.

New Locations

 --  A total of 18 new stores were opened during the third quarter of
     2008, which included 16 pawn and short-term loan stores in Mexico and two short-term loan stores in the U.S. The Company has opened
     41 new stores year-to-date.

 --  The Company operated 495 pawn and short-term loan stores as of
     September 30, 2008, a net increase of 55 stores over the prior year. In addition, the Company operates 39 convenience store kiosks through a joint venture.

Financial Position & Liquidity

 --  Earnings before interest, taxes, depreciation and amortization
     (EBITDA) from continuing operations for the trailing twelve months ended September 30, 2008 totaled $69 million, an increase of 26% over the comparative prior-year period. The EBITDA margin for the trailing twelve months ended September 30, 2008 was 22%.
     A detailed reconciliation of this non-GAAP financial measure to income from continuing operations is provided elsewhere in this release.

 --  Outstanding interest-bearing debt as of September 30, 2008, was
     $78 million, which is approximately 1.1 times EBITDA from
     continuing operations.

 --  Year-to-date, the Company has funded over $19 million in net customer loan and inventory growth, $17 million of stock
     repurchases and approximately $11 million in capital
     expenditures, almost all of which was invested in new store locations.

2008 Outlook

 --  The Company is increasing its 2008 earnings per share guidance from continuing operations to an estimated range of $1.24 to
     $1.26 per share, representing an increase of 33% to 35% over 2007 earnings from continuing operations. The Company's previous guidance was $1.17 to $1.20 per share.

 --  Total new store openings for 2008 are expected to be in the range of 60 to 65 stores. The current plan for future new store
     openings will be focused primarily in Mexico, where the Company expects to open 50 to 55 new locations in 2008. Next year, the
     Company anticipates opening 70 to 80 new stores in Mexico and a limited number of new pawn stores in the U.S. The Company does not currently anticipate opening any new U.S. short-term/payday loan stores in 2009 or thereafter.

Discontinued Operations

In September 2008, the Company announced that it would discontinue the Auto Master buy-here/pay-here automotive operation and focus on its core pawn and consumer lending operations in the U.S. and Mexico. It is anticipated that the Auto Master operation, including its customer receivables, inventories and other assets, will be sold or liquidated over the next twelve months. Associated with this decision, a non-cash charge of $1.75 per share, net of tax, or $52.6 million, is included as a component of discontinued operations for the quarter ending September 30, 2008. All revenue, expenses and income reported in this release for the three- and nine-month periods ended September 30, 2008 and 2007 have been adjusted to reflect reclassification of the discontinued Auto Master operation. In addition, the assets and liabilities of Auto Master have been classified as "held for sale" in the consolidated balance sheets.

Commentary & Analysis

Rick Wessel, Chief Executive Officer, commented on the Company's third quarter results, "Our operating results in our core pawn and short-term loan business units continue to be outstanding, as evidenced by the 41% increase in year-to-date earnings per share from continuing operations. Same-store revenue increases continue to grow at a record pace, while other key metrics such as loan growth, margins and operating cash flows reflect the strength of our core business model.

"The decision to discontinue the Auto Master operation allows us to focus all of our resources and energies on our core historical competencies. Our pawn operations continue to be highly and consistently profitable across changing economic cycles, and the potential for continued growth remains excellent. The primary driver for our future growth will be in Mexico, where we have operated successfully since 1999. We have a robust development and management infrastructure in Mexico, which will support continued aggressive expansion into new and existing market areas, where we have a significant first-mover advantage over our competitors."

The Company's balance sheet remains strong, as total assets related to continuing operations were in excess of $240 million at September 30, 2008. The pawn operations generate significant excess cash flow, as evidenced by our EBITDA margin of 22%, and are more than sufficient to fund future growth opportunities in Mexico and elsewhere. In addition, the substantial cash flows that would otherwise have been allocated to Auto Master will be utilized to further reduce debt, repurchase stock and/or finance other growth and acquisition opportunities in the Company's core business.

In summary, Mr. Wessel said, "Although the current economy is in a period of tremendous volatility and uncertainty, we believe that our core pawn business is particularly well-positioned for long-term growth and stability. We see continued demand for pawn and short-term consumer loans despite the tightening availability of consumer credit elsewhere. In addition, our new store expansion can continue to be self-funded from operating cash flows. We remain extremely confident in our ability to generate both short- and long-term growth and value for our shareholders."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. ("First Cash" or the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, charges related to discontinued operations, expansion strategies, store openings, liquidity, cash flows, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer borrowing and repayment behaviors, changes in credit markets, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization in Texas, new legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term loan businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used-vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2007 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in many locations, provide short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, installment loans, check cashing, credit services and other financial services products. In total, the Company owns and operates almost 500 stores in twelve U.S. states and thirteen states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index(r) and the Russell 2000 Index(r). First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

                       STORE COUNT ACTIVITY

The following table details store openings and closings for the three months and nine months ended September 30, 2008:

                                                 Mexico
                               U.S. Locations   Locations
                            ------------------- ---------
                                                 Pawn/
                                       Short-    Short-
                                        Term      Term
                              Pawn      Loan      Loan      Total
                             Stores    Stores    Stores   Locations
                            --------- --------- --------- ---------
 Three Months Ended
  September 30, 2008
 -------------------
 Total locations, beginning
  of period                        95       159       225       479
 New locations opened              --         2        16        18
 Locations closed or
  consolidated                     (2)       --        --        (2)
                            --------- --------- --------- ---------
 Total locations, end of
  period                           93       161       241       495
                            ========= ========= ========= =========

 Nine Months Ended
  September 30, 2008
 -------------------
 Total locations, beginning
  of period                        96       157       207       460
 New locations opened              --         5        36        41
 Locations closed or
  consolidated                     (3)       (1)       (2)       (6)
                            --------- --------- --------- ---------
 Total locations, end of
  period                           93       161       241       495
                            ========= ========= ========= =========

                      FIRST CASH FINANCIAL SERVICES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                           Three Months Ended    Nine Months Ended
                              September 30,         September 30,
                          --------------------  -------------------
                            2008       2007       2008       2007
                            ----       ----       ----       ----
                                         (unaudited)
                            (in thousands, except per share amounts)

 Revenue:
  Merchandise sales      $  47,814  $  38,968  $ 137,372  $ 107,416
  Finance and service
   charges                  35,851     32,301    101,634     90,162
  Other                        903        940      2,960      3,045
                         ---------  ---------  ---------  ---------
                            84,568     72,209    241,966    200,623
                         ---------  ---------  ---------  ---------
 Cost of revenue:
  Cost of goods sold        27,795     23,326     78,481     63,445
  Credit loss provision      5,263      5,636     13,450     12,602
  Other                        107         57        291        269
                         ---------  ---------  ---------  ---------
                            33,165     29,019     92,222     76,316
                         ---------  ---------  ---------  ---------
 Net revenue                51,403     43,190    149,744    124,307
                         ---------  ---------  ---------  ---------
 Expenses and other
  income:
  Store operating
   expenses                 27,516     22,477     76,704     65,442
  Administrative
   expenses                  7,080      5,523     20,998     17,800
  Depreciation               2,705      2,585      8,153      7,611
  Interest expense              82        147        508         --
  Interest income               (9)       (18)       (39)       (80)
                         ---------  ---------  ---------  ---------
                            37,374     30,714    106,324     90,773
                         ---------  ---------  ---------  ---------
 Income from continuing
  operations before
  income taxes              14,029     12,476     43,420     33,534

   Provision for income
    taxes                    5,155      4,479     16,004     12,206
                         ---------  ---------  ---------  ---------
 Income from continuing
  operations                 8,874      7,997     27,416     21,328
   Income (loss) from
    discontinued
    operations, net of
    tax                     (2,670)     2,388     (7,815)     8,221

   Loss from disposal of
    Auto Master, net of
    tax                    (52,611)        --    (52,611)        --
                         ---------  ---------  ---------  ---------

 Net income (loss)       $ (46,407) $  10,385  $ (33,010) $  29,549
                         =========  =========  =========  =========
 Basic income per share:
  Income from continuing
   operations            $    0.30  $    0.25  $    0.92  $    0.67
  Income (loss) from
   discontinued
   operations                (0.09)      0.08      (0.26)      0.26
  Loss from disposal of
   Auto Master               (1.80)        --      (1.77)        --
                         ---------  ---------  ---------  ---------
  Net income (loss) per
   basic share           $   (1.59) $    0.33  $   (1.11) $    0.93
                         =========  =========  =========  =========
 Diluted income per
  share:
  Income from continuing
   operations            $    0.30  $    0.24  $    0.90  $    0.64
  Income (loss) from
   discontinued
   operations                (0.09)      0.08      (0.26)      0.25
  Loss from disposal of
   Auto Master               (1.75)        --      (1.73)        --
                         ---------  ---------  ---------  ---------
  Net income (loss) per
   diluted share         $   (1.54) $    0.32  $   (1.09) $    0.89
                         =========  =========  =========  =========

 Weighted average shares
  outstanding:
  Basic                     29,235     31,637     29,685     31,786
  Diluted                   30,010     32,880     30,315     33,160

                 FIRST CASH FINANCIAL SERVICES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

                                   September 30,      December 31,
                               ---------------------   ---------
                                  2008        2007        2007
                                  ----        ----        ----

                                    (unaudited)
                                          (in thousands)
      ASSETS
 Cash and cash equivalents     $  15,309   $  11,811   $  14,175
 Finance and service charges
  receivable                       8,205       6,476       7,503
 Customer receivables, net of
  allowance                       56,456      45,684      47,047
 Inventories                      33,781      27,460      26,870
 Prepaid expenses and other
  current assets                   5,435       5,961       7,469
 Deferred income taxes            28,528       2,267         457
 Assets held for sale             24,481      39,821      39,277
                               ---------   ---------   ---------
  Total current assets           172,195     139,480     142,798

 Property and equipment, net      39,458      36,436      36,978
 Goodwill, net                    53,237      53,237      53,237
 Other                             1,371       1,250       1,226
 Non-current assets held for
  sale                                --      55,559      57,309
                               ---------   ---------   ---------
  Total assets                 $ 266,261   $ 285,962   $ 291,548
                               =========   =========   =========

  LIABILITIES AND
   STOCKHOLDERS' EQUITY
 Current portion of notes
  payable                      $   2,250   $   2,250   $   2,250
 Accounts payable                  2,874       1,205       1,232
 Accrued liabilities              12,455       8,412      14,109
 Accrued income taxes              6,195       1,642          --
 Liabilities associated with
  assets held for sale             5,998       3,352       3,457
                               ---------   ---------   ---------
  Total current liabilities       29,772      16,861      21,048

 Revolving credit facility        73,500      46,800      55,000
 Notes payable, net of current
  portion                          2,250       5,500       3,938
 Deferred income taxes payable     8,336       8,059      10,353
                               ---------   ---------   ---------
  Total liabilities              113,858      77,220      90,339

 Stockholders' equity            152,403     208,742     201,209
                               ---------   ---------   ---------
  Total liabilities and
   stockholders' equity        $ 266,261   $ 285,962   $ 291,548
                               =========   =========   =========

                 FIRST CASH FINANCIAL SERVICES, INC.
          UNAUDITED NON-GAAP FINANCIAL INFORMATION - EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to EBITDA (unaudited, in thousands):

                                                  Trailing Twelve
                                                   Months Ended
                                                   September 30,
                                               --------------------
                                                  2008       2007
                                                  ----       ----

 Income from continuing operations             $  36,571  $  28,628

 Adjustments:
  Income taxes                                    21,244     16,058
  Depreciation                                    10,761      9,840
  Interest expense                                   665        358
  Interest income                                    (61)       (92)
                                               ---------  ---------
 Earnings from continuing operations before
  interest, income taxes, depreciation and
  amortization                                 $  69,180  $  54,792
                                               =========  =========

 EBITDA margin calculated as follows:
  Total revenue from continuing operations     $ 321,604  $ 268,924
  Earnings from continuing operations before
   interest, income taxes,
   depreciation and amortization                  69,180     54,792
                                               ---------  ---------
  EBITDA as a percent of revenue                      22%        20%
                                               =========  =========

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman & Chief Executive Officer
          Doug Orr, Executive Vice President & Chief Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com